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                             PICTURETEL CORPORATION
                               100 MINUTEMAN ROAD
                                ANDOVER, MA 01810

               NOTICE TO SHAREHOLDERS PURSUANT TO NASDAQ RULE 4460

     As disclosed in the Company's Press Release of July 13, 2000, the Company has entered into purchase and sale agreements with Intel Corporation, State of Wisconsin Investment Board, Halpern Denny Fund II, L.P. and 12 directors and senior managers of the Company for purchases by the Investors of an aggregate of 8,738,000 shares of a new series of non-voting Class B Preference Stock at $2.50 per share, or an aggregate purchase price of $21,845,000. The Stock is convertible into Common Stock, after 90 days, on a one-for-one basis, subject to antidilution protection and is entitled to specified participation rights with respect to equity issuances by the Company in the future

     Approximately 338,000 of the total shares to be purchased will be purchased by directors and senior managers, including all of the five directors of the Company. Participation by Company executives at such level is expressly required by Intel and the State of Wisconsin Investment Board.

     The Shares are expected to be issued (subject to compliance with specified closing conditions) on July 24, 2000 pursuant to vote of the Company's Board of Directors under authority vested in the Board by the stockholders under the Company's Certificate of Incorporation and the General Corporation Law of Delaware.

     The Company's Common Stock is listed on Nasdaq. A Nasdaq requirement for stockholder approval of the issuance, since it would exceed 20% of the outstanding Common Stock pursuant to a calculation under Nasdaq Rule 4460 which does not take into account the outstanding Series A Preference Shares which is also convertible into Common Stock and the outstanding stock options (the Series B Preference Stock issuance would be less than 20% of the fully diluted common stock prior to such issuance) has been waived by Nasdaq upon the Company's application that, in light of the Company's financial position following its "going concern" auditor's opinion for fiscal 1999 and the establishment by the Company's senior lenders of certain prerequisites, including the raising of additional equity capital, for permanent senior debt refinancing for the Company, the delay in seeking such stockholder approval would seriously jeopardize the Company's financial viability, and upon the approval by the Audit Committee of the Board of Directors of the Company of this exception to the Nasdaq requirement.

                                       PICTURETEL CORPORATION



                                       By:
                                          ------------------------------
                                          Lewis Jaffe
                                          President and Chief Operating Officer

July 13, 2000

                                                                Note - 1140-2000